Stewart Reports Results for the First Quarter 2014

- Pretax loss was $18.6 million in 2014 compared to pretax earnings of $7.1 million in 2013

- Net loss attributable to Stewart was $12.1 million in 2014 compared to earnings of $3.2 million in 2013

- Title revenues decreased 6.2 percent to $363.4 million

- Title losses as a percentage of title revenues were 6.3 percent in 2014 compared to 6.1 percent in 2013

- Strategic acquisitions were announced subsequent to quarter end

HOUSTON, April 24, 2014 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net loss attributable to Stewart of $12.1 million, or $0.54 per diluted share, for the first quarter 2014, compared to earnings of $3.2 million, or $0.15 per diluted share, for the first quarter 2013.

The pretax loss for the first quarter 2014 was $18.6 million, representing a decrease of $25.7 million when compared to pretax earnings of $7.1 million for the first quarter 2013. The decline is attributable to decreases in earnings from our title and mortgage services segments of $12.7 million and $11.4 million, respectively. In addition, we incurred approximately $3.6 million of aggregate costs related to a shareholder settlement as well as legal and other due diligence costs related to acquisitions, both of which were previously announced.

Total revenues for the first quarter 2014 were $391.4 million, a decrease of $32.3 million, or 7.6 percent, from $423.7 million for the first quarter 2013. Operating revenues decreased 8.5 percent to $387.4 million in the first quarter 2014 compared to $423.4 million in the first quarter 2013. Compared to the first quarter 2013, title revenues decreased 6.2 percent in the first quarter 2014, while mortgage services revenues decreased 33.2 percent.

"The first quarter of 2014 was a challenge for Stewart. While we made progress on our strategic initiatives, operations suffered from mortgage originations falling to their lowest level in 17 years as lenders coped with harsh winter weather conditions, the implementation of new qualified mortgage regulations, and rising interest rates. Closed title orders fell to their lowest level in at least 15 years and our title operations reported a revenue decline of 5.6 percent. While volume declined much more rapidly than anticipated, we have taken steps to reduce costs and implement new initiatives to increase flexibility to more rapidly scale to market conditions. The title segment contributed $17.6 million to earnings in the quarter. Opened title orders in March and thus far in April, while still below prior year levels, have rebounded from January and February and bode well for the spring selling season," said Matthew W. Morris, chief executive officer.

"We are encouraged that revenues in our mortgage services operations increased sequentially from fourth quarter 2013 by almost four percent as new service offerings began generating revenues. However, revenues declined 35.4 percent from the prior year quarter as the overall improvement in the housing market during 2013 lowered demand for distressed and default-related services. We continue to see opportunity through the mortgage value chain and were able to take advantage of the shifting market for attractive acquisitions to expand our offerings to mortgage lenders. Subsequent to quarter end, we announced the acquisitions of Wetzel Trott, Inc. and the title and collateral valuation business lines of DataQuick Lending Solutions, as well as an agreement to acquire LandSafe Title. These acquisitions, with an aggregate purchase price of $39.9 million once completed, are expected to add approximately $150 million of annualized revenues. Combined with the existing Stewart Lender Services operations, we are well positioned as one of the strongest providers in the mortgage services market," concluded Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	First Quarter
	2014	2013

Total revenues	$391.4	$423.7
Pretax (loss) earnings before noncontrolling interests (a)	(18.6)	7.1
Income tax (benefit) expense	(8.0)	2.4
Net (loss) earnings attributable to Stewart	(12.1)	3.2
Net (loss) earnings per basic and diluted share attributable to Stewart	(0.54)	0.15

a.

Pretax (loss) earnings before noncontrolling interests for the first quarter 2014 included $3.6 million of charges relating to a shareholder settlement and acquisition related expenses. Pretax earnings before noncontrolling interests for the first quarter 2013 included a $5.4 million non-cash charge relating to the early retirement of convertible senior notes, partially offset by a $1.7 million gain on non-title-related insurance policy proceeds.

Real Estate Market

Existing home sales in the first quarter of 2014 fell 6.6 percent from the first quarter 2013, as harsh winter weather conditions across many major metropolitan markets made home purchasing difficult. In addition, the new "qualified mortgage" rules became effective at the beginning of the year, resulting in processing delays by lenders as they acclimated to new regulations. Further, refinancing originations continued to decline from year ago levels; data published by Fannie Mae estimated the decline to be 69.6 percent. Altogether, mortgage originations for the quarter were estimated to be the lowest of any quarter in the past 17 years.

Title Insurance Segment

Our title segment revenues declined 5.6 percent and 14.0 percent from the first quarter 2013 and fourth quarter 2013, respectively. In the first quarter 2014, the title segment generated a pretax margin of 4.9 percent, a decrease of 300 basis points from first quarter 2013 and, sequentially, a decrease of 620 basis points from the fourth quarter 2013.

Revenues from direct operations for the first quarter 2014 decreased 6.2 percent compared to the same quarter last year and 16.6 percent sequentially from the fourth quarter 2013. Our direct operations include local closing offices, commercial, and international operations. We generate commercial revenues both domestically and internationally. U.S. and Canadian commercial revenues increased 23.4 percent to $32.7 million from the first quarter 2013. International operating revenues (including foreign-sourced commercial revenues) increased 10.5 percent to $22.0 million from the first quarter 2013 and decreased sequentially by 21.4 percent from the fourth quarter 2013.

Total opened title orders in direct domestic operations declined over the prior year, decreasing 20.4 percent from the first quarter 2013, driven principally by the decline in refinancing orders. However, opened orders increased 9.3 percent sequentially from the fourth quarter 2013, driven by increases in resale and commercial orders. Refinancing orders were 16.7 percent of total opened orders in first quarter 2014, down from 32.2 percent in the first quarter 2013, but generally consistent with fourth quarter 2013. Title orders closed per workday in direct operations decreased 28.7 percent and 14.2 percent from the first quarter 2013 and the fourth quarter 2013, respectively. Title revenue per closed order in direct operations increased 23.7 percent and 1.3 percent from the first quarter 2013 and the fourth quarter 2013, respectively. The increase over the prior year quarter is primarily due to home price appreciation, a shift in order mix to more resale and commercial orders, and, to a lesser extent, a rate increase in Texas that became effective May 1, 2013.

Independent agency revenues decreased 6.1 percent from the first quarter 2013 and 11.8 percent sequentially from the fourth quarter 2013. Our independent agency remittance rate improved to 18.2 percent in the first quarter 2014 from 17.8 percent in the first quarter 2013 but declined sequentially from 20.8 percent in the fourth quarter 2013. Independent agency revenues net of agent retention expense in the first quarter 2014 were $39.0 million, a decrease of 3.9 percent from the prior year's first quarter of $40.6 million.

Title policy loss development remained stable during the first quarter 2014, reflecting our continued attention to prudent risk management with emphasis on the quality and profitability of our independent agency network. The title loss ratio in any given quarter is significantly influenced by changes in title revenues, new large claims incurred as well as adjustments to reserves for existing large claims. Title loss expense declined 3.4 percent to $22.8 million in the first quarter 2014 compared to $23.6 million in the first quarter 2013. As a percentage of title revenues, title losses were 6.3 percent in the first quarter 2014, an increase of 20 basis points from the first quarter 2013 and 10 basis points from the fourth quarter 2013. Total balance sheet policy loss reserves were $495.3 million at March 31, 2014.

Mortgage Services Segment

Revenues from our mortgage services segment were $26.6 million for the first quarter 2014, declining 35.4 percent when compared to $41.2 million in the first quarter 2013, but increasing 3.9 percent sequentially from fourth quarter 2013 as recently signed contracts began generating revenues. Many of these contracts require several months to reach steady-state revenues and normalized margins. Given that we maintained much of the existing operational infrastructure to support new contracts that are ramping up to their full revenue potential, any incremental costs to service those contracts should be minimal. The segment reported a pretax loss of $1.6 million in the first quarter 2014 compared to pretax earnings of $9.8 million and a pretax loss of $1.6 million for the first quarter 2013 and fourth quarter 2013, respectively.

Expenses
Employee costs in the first quarter 2014 increased 2.2 percent from the first quarter 2013 and decreased sequentially 0.6 percent from the fourth quarter 2013. As a percentage of total operating revenues, employee costs were 36.1 percent, 32.3 percent, and 31.6 percent in the first quarter 2014, first quarter 2013, and fourth quarter 2013, respectively. Since year-end 2013, we have reduced headcount by approximately 260 employees, or 4 percent. Headcount reductions within the Title Segment were targeted to specific geographic areas while being mindful of the short term-nature of depressed opened orders due to seasonal factors; as noted above, opened orders increased sequentially from fourth quarter 2013, with much of the increase coming in March.

Other operating expenses increased by 6.2 percent in the first quarter 2014 compared to the first quarter 2013 and decreased 3.8 percent sequentially from the fourth quarter 2013. The increase from the prior year first quarter is due principally to approximately $3.6 million of aggregate costs related to a shareholder settlement as well as legal and other due diligence costs related to acquisitions. The sequential decrease in the first quarter 2014 from the fourth quarter 2013 is due principally to decreased variable costs associated with the 16.6 percent sequential decrease in direct title operations revenues. As a percentage of total operating revenues, other operating expenses were 17.5 percent, 15.1 percent, and 15.8 percent in the first quarter 2014, first quarter 2013 and fourth quarter 2013, respectively.

Cash used by operations was $50.2 million in the first quarter 2014 compared to $3.4 million for the same period in 2013.

About Stewart Information Services Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31
	2014	2013
Revenues:
Title insurance:
Direct operations	149,689	159,646
Agency operations	213,673	227,662
Mortgage services	24,078	36,070
Investment income	3,858	3,643
Investment and other gains (losses) – net	140	(3,307)
	391,438	423,714
Expenses:
Amounts retained by agencies	174,679	187,065
Employee costs	139,784	136,830
Other operating expenses	67,737	63,797
Title losses and related claims	22,767	23,563
Depreciation and amortization	4,395	4,358
Interest	662	954
	410,024	416,567
(Loss) earnings before taxes and noncontrolling interests	(18,586)	7,147
Income tax (benefit) expense	(7,958)	2,389
Net (loss) earnings	(10,628)	4,758
Less net earnings attributable to noncontrolling interests	1,478	1,551
Net (loss) earnings attributable to Stewart	(12,106)	3,207

Net(loss) earnings per basic and diluted share attributable to Stewart	(0.54)	0.15
Average number of dilutive shares (000)	22,506	20,958

Segment information:
Title revenues	361,018	382,414
Title pretax earnings before noncontrolling interests	17,606	30,333

Mortgage services revenues	26,593	41,194
Mortgage services pretax (loss) earnings before noncontrolling interests	(1,563)	9,823

Corporate revenues	3,827	106
Corporate pretax loss before noncontrolling interests	(34,629)	(33,009)

Selected financial information:
Cash used by operations	50,189	3,390
Title loss payments - net of recoveries	32,817	32,682
Other comprehensive earnings (loss)	1,622	(2,445)

Number of title orders opened (000):
January	26.6	34.8
February	26.3	33.4
March	30.8	36.9
Quarter	83.7	105.1

Number of title orders closed (000):
January	16.5	23.7
February	16.2	22.7
March	19.4	26.7
Quarter	52.1	73.1

	March 31 2014	December 31 2013
Stockholders' equity	652,550	663,089
Number of shares outstanding (000)	22,517	22,501
Book value per share	28.98	29.47

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)

	March 31	December 31
	2014	2013
Assets:
Cash and cash equivalents	120,342	194,289
Short-term investments	34,719	38,336
Investments – statutory reserve funds	454,206	450,564
Investments – other	104,361	86,779
Receivables – premiums from agencies	42,499	45,249
Receivables – other	71,388	69,289
Allowance for uncollectible amounts	(9,197)	(9,871)
Property and equipment, net	53,276	54,266
Title plants	76,822	76,822
Goodwill	231,838	231,838
Intangible assets	12,296	13,050
Deferred tax asset	4,112	144
Other assets	79,957	75,303

	1,276,619	1,326,058

Liabilities:
Notes payable	4,315	5,827
Convertible senior notes payable	27,141	27,119
Accounts payable and accrued liabilities	96,120	119,961
Estimated title losses	495,250	506,888
Deferred tax liability	1,243	3,174

	624,069	662,969

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	195,108	194,768
Retained earnings	440,208	452,314
Accumulated other comprehensive earnings	12,504	10,882
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	645,154	655,298
Noncontrolling interests	7,396	7,791
Total stockholders' equity	652,550	663,089

	1,276,619	1,326,058

CONTACT: Nat Otis, Director - Investor Relations, (713) 625-8360